EX-35.2


(logo)CWCaptial
ASSET MANAGEMENT


Annual Statement as to Compliance
For the Period of June 4, 2013 through December 31, 2013

DBUBS 2011-LC3

In accordance with the requirements detailed in Section 10.11 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

    (A) a review of CWCAM's activities during the period noted above (the "Reporting Period")and of CWCAM's performance under this Agreement has been made under my supervision; and

    (B) to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the Reporting Period.

Should you have any questions, please do not hesitate to contact us.


Sincerely,
CWCapital Asset Management LLC

/s/ Trisha Daugherty
Trisha Daugherty
Managing Director

7501 Wisconsin Avenue, Suite 500 West, Bethesda, MD 20814 www.cwcapital.com